As filed with the Securities and Exchange Commission on October 10, 2007

Registration No.      —

Post-Effective Amendment No. 1 to Registration Statement Nos. 333-26257, 333-88677, 333-88675, 333-39364, 333-62610, 333-62608, 333-105409, 333-115004, 333-124796, 333-134971, 333-143049

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
And
POST-EFFECTIVE AMENDMENT
UNDER
THE SECURITIES ACT OF 1933

Guitar Center, Inc.

(Exact name of registrant as specified in its charter)

Delaware	95-4600862
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

5795 Lindero Canyon Road

Westlake Village, California 91362
(Address of Principal Executive Offices)

2004 GUITAR CENTER, INC. INCENTIVE STOCK AWARD PLAN

GUITAR CENTER, INC. 1997 EQUITY PARTICIPATION PLAN

GUITAR CENTER, INC. EMPLOYEE STOCK PURCHASE PLAN

MUSICIAN’S FRIEND, INC. 1998 STOCK OPTION PLAN

GUITAR CENTER, INC. AMENDED AND RESTATED 1996 PERFORMANCE STOCK OPTION PLAN

GUITAR CENTER, INC. MANAGEMENT STOCK OPTION AGREEMENT BY AND BETWEEN GUITAR CENTER, INC. AND MARTY ALBERTSON

GUITAR CENTER, INC.MANAGEMENT STOCK OPTION AGREEMENT BY AND BETWEEN GUITAR CENTER, INC. AND LARRY THOMAS

(Full Title of Plans)

Leland P. Smith	Copy to:
EVP, General Counsel & Secretary	Anthony J. Richmond, Esq.
Guitar Center, Inc.	Latham & Watkins LLP
5795 Lindero Canyon Road	140 Scott Drive
Westlake Village, California 91362	Menlo Park, California 94025
(818) 735-8800	(650) 328-4600

Telephone Number, Including Area Code, Of Agent For Service

EXPLANATORY STATEMENT: DEREGISTRATION OF SECURITIES

This Post-Effective Amendment relates to the following Registration Statements filed on Form S-8 (collectively, the “Registration
Statements”):

1.

Registration Statement 333-26257 registering (i) 875,000 shares issuable pursuant to the Guitar Center, Inc. 1997 Equity Participation Plan; (ii) 713,782 shares issuable pursuant to the Guitar Center, Inc. Amended and Restated 1996 Performance Stock Option Plan; (iii) 397,985 shares issuable pursuant to the Guitar Center, Inc. Management Stock Option Agreement, dated June 5, 1996, by and between Guitar Center, Inc. and Marty Albertson, as Amended; and (iv) 397,985 shares issuable pursuant to the Management Stock Option Agreement, dated June 5, 1996, by and between Guitar Center, Inc. and Larry Thomas, as Amended.

2.	Registration Statement 333-88677 registering 250,505 shares of common stock issuable pursuant to the Musician’s Friend 1998 Stock Option Plan.

3.	Registration Statement 333-88675 registering 1,350,000 shares of common stock issuable pursuant to the Guitar Center, Inc. 1997 Equity Participation Plan.

4.	Registration Statement 333-39364 registering 500,000 shares of common stock issuable pursuant to the Guitar Center, Inc. 1997 Equity Participation Plan.

5.	Registration Statement 333-62610 registering 1,000,000 shares of common stock issuable pursuant to the Guitar Center, Inc. 1997 Equity Participation Plan.

6.	Registration Statement 333-62608 registering 500,000 shares of common stock issuable pursuant to the Guitar Center, Inc. Employee Stock Purchase Plan.

7.	Registration Statement 333-105409 registering 275,000 shares of common stock issuable pursuant to the Guitar Center, Inc. 1997 Equity Participation Plan.

8.	Registration Statement 333-115004 registering 1,400,000 shares of common stock issuable pursuant to the 2004 Guitar Center, Inc. Incentive Stock Award Plan.

9.	Registration Statement 333-124796 registering 700,000 shares of common stock issuable pursuant to the 2004 Guitar Center, Inc. Incentive Stock Award Plan.

10.	Registration Statement 333-134971 registering 700,000 shares of common stock issuable pursuant to the 2004 Guitar Center, Inc. Incentive Stock Award Plan.

11.	Registration Statement 333-143049 registering 1,500,000 shares of common stock issuable pursuant to the 2004 Guitar Center, Inc. Incentive Stock Award Plan.

On October 9, 2007 (the “Effective Date”), Guitar Center, Inc., a Delaware corporation (the “Company”) consummated the transactions contemplated by its Agreement and Plan of Merger (the “Merger Agreement”), dated as of June 27, 2007, by and among VH AcquisitionCo, Inc., recently renamed as Guitar Center Holdings, Inc. (“Parent”), VH MergerSub, Inc., a wholly-owned direct subsidiary of Parent (“Merger Sub”), and the Company. Parent and Merger Sub are entities indirectly owned and controlled by Bain Capital Partners, LLC. Pursuant to the terms of the Merger Agreement, Merger Sub merged with and into the Company, with the Company continuing as the surviving corporation. In accordance with the Merger Agreement, the Company’s prior common stock, par value $0.01 per share (the “Common Stock”), has been canceled and is no longer outstanding.

As a result of the consummation of the transactions contemplated by the Merger Agreement, the Company has terminated all offerings of the Company’s securities pursuant to these Registration Statements. Accordingly, pursuant to the undertakings contained in such Registration Statements to remove from registration, by means of a Post-Effective Amendment, any of the securities being registered which remain unsold at the termination of the offerings, the Company is filing this Post-Effective Amendment to these Registration Statements to deregister all the shares of the Company’s Common Stock registered and reserved for issuance under such Registration Statements which remained unissued as of the Effective Date.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Post-Effective Amendment to Forms S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, on this 10th day of October, 2007.

GUITAR CENTER, INC.

By:	/s/ Leland P. Smith
Leland P. Smith, Executive Vice President and General Counsel

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment has been signed by the following persons in the capacities and on the date indicated.

Name	Title	Date

*	Chief Executive Officer and Director	October 10, 2007
Marty Albertson	(Principal Executive Officer)

*	Executive Vice President and Chief Financial Officer	October 10, 2007
Erick Mason	(Principal Financial Officer)

*	Senior Vice President of Finance (Principal Accounting	October 10, 2007
David Robson	Officer)

*	Director	October 10, 2007
Larry Livingston

*	Director	October 10, 2007
Pat MacMillan

*	Director	October 10, 2007
Bob Martin

Director
George Mrkonic

*	Director	October 10, 2007
Kenneth Reiss

*	Director	October 10, 2007
Walter Rossi

*	Director	October 10, 2007
Peter Starrett

*	Director	October 10, 2007
Paul Tarvin

The undersigned, by signing his name hereto, does hereby sign and execute this Post-Effective Amendment to Form S-8 on behalf of the above-named officers and directors of Guitar Center, Inc. on this 10th day of October, 2007, pursuant to the powers of attorney executed by such officers and directors, which powers of attorney are filed with the Securities and Exchange Commission as an exhibit to this Post-Effective Amendment to Form S-8.

*By:	/s/ Leland P. Smith
Leland P. Smith
Attorney-in-Fact

INDEX TO EXHIBITS

Exhibit Number	Description of Exhibit
24.1	Powers of Attorney